Exhibit 99.1

April 28, 2010	Analyst Contact:	Andrew Ziola
918-588-7163
	Media Contact:	Brad Borror
918-588-7582

ONEOK Partners Reports First-quarter 2010 Results;
Reaffirms 2010 Earnings Guidance

TULSA, Okla. – April 28, 2010 – ONEOK Partners, L.P. (NYSE: OKS) today announced first-quarter 2010 earnings of 57 cents per unit, compared with 85 cents per unit for the first quarter of 2009.  Net income attributable to ONEOK Partners was $83.9 million in the first quarter of 2010, compared with $99.6 million in the same period in 2009.

The partnership also reaffirmed its 2010 net income guidance, announced on Jan. 19, 2010, in the range of $450 million to $490 million.  The partnership's distributable cash flow is still expected to be in the range of $580 million to $620 million.

“All of the partnership’s business segments had a solid operating performance in the quarter,” said John W. Gibson, chairman, president and chief executive officer of ONEOK Partners.

“We continue to benefit from our recently completed $2 billion-plus capital investment program, which resulted in higher natural gas liquids volumes gathered, fractionated and transported in our natural gas liquids segment and higher natural gas throughput in our natural gas pipelines segment.  In addition, natural gas volumes processed were higher in the natural gas gathering and processing segment.”

These increases were offset by lower optimization margins in the natural gas liquids (NGL) segment, due primarily to less fractionation and transportation capacity available for optimization, which is being utilized to serve customers under fee-based contracts; and lower gathered volumes, primarily in the Powder River Basin in Wyoming in the natural gas gathering and processing segment.

“While the availability of NGL fractionation and transportation capacity temporarily limited our ability to increase optimization margins in the first quarter, compared with the same period last year, we expect these margins to improve during the year when more capacity becomes available as certain contracts expire,” he added.

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ONEOK Partners Reports First-quarter 2010 Results;
Reaffirms 2010 Earnings Guidance

April 28, 2010

In the first quarter 2010, earnings before interest, taxes, depreciation and amortization (EBITDA) were $186.7 million, compared with $184.3 million in the first quarter 2009. Distributable cash flow (DCF) for the first quarter 2010 was $122.3 million, compared with $134.6 million in the first quarter 2009.

Operating income for the first quarter 2010 was $120.2 million, compared with $124.8 million for the first quarter 2009.

First-quarter 2010 results reflect higher natural gas liquids throughput, associated primarily with the Arbuckle Pipeline and the lateral pipelines connected to the Overland Pass Pipeline, as well as new supply connections in the natural gas liquids segment; and increased natural gas throughput from the Guardian Pipeline expansion and extension and from Midwestern Gas Transmission in the natural gas pipelines segment.

These increases were offset by lower optimization margins and the impact of operational measurement adjustments in the natural gas liquids segment; and lower gathered volumes, primarily in the Powder River Basin in Wyoming, and a favorable contract settlement recognized in the first quarter of 2009 in our natural gas gathering and processing segment.

First-quarter 2010 operating costs were $96.2 million, compared with $89.5 million in the first quarter 2009, primarily due to the recently completed capital projects being placed into service and higher employee-related costs.

Depreciation expense for the first quarter 2010 was $43.9 million, compared with $39.9 million in the same period a year earlier.  This increase was due to the completion of the Arbuckle Pipeline and the lateral pipelines connected to the Overland Pass Pipeline.

Allowance for equity funds used during construction for the first quarter 2010 was $0.2 million, compared with $9.0 million for the first quarter 2009.  This decrease was due to the completion of the Arbuckle Pipeline and the lateral pipelines connected to the Overland Pass Pipeline.

Interest expense for the first quarter 2010 was $54.2 million, compared with $50.9 million in the same period a year earlier.

View earnings tables (link)

FIRST-QUARTER 2010 SUMMARY INCLUDES:

•	Operating income of $120.2 million, compared with $124.8 million in the first quarter last year;
•	Natural gas gathering and processing segment operating income of $32.2 million, compared with $39.8 million in the first quarter 2009;

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ONEOK Partners Reports First-quarter 2010 Results;
Reaffirms 2010 Earnings Guidance

April 28, 2010

•	Natural gas pipelines segment operating income of $44.9 million, compared with $32.6 million in the first quarter 2009;
•	Natural gas liquids segment operating income of $43.9 million, compared with $52.3 million in the first quarter 2009;
•	Equity earnings from investments of $21.1 million, compared with $21.2 million in the first quarter 2009;
•
Announcing $405 million to $470 million in growth projects in the natural gas gathering and processing segment and the natural gas liquids segment, which includes the construction of a new 100 MMcf/d natural gas processing facility in the Bakken Shale in the Williston Basin in North Dakota - the Garden Creek plant;

•
Signing a definitive 10-year, firm-space fractionation services agreement with Targa Resources Partners for 60,000 barrels per day of additional fractionation capacity at its Cedar Bayou fractionator in Mont Belvieu, Texas, which is scheduled to be operational in the second quarter of 2011;

•	Capital expenditures of $35.8 million, compared with $192.5 million in the first quarter 2009;
•	Completing a public offering of approximately 5.5 million common units, generating net proceeds of approximately $322.7 million in February 2010;
•	Having $310 million outstanding and $558 million available under the partnership’s revolving credit facility at March 31, 2010; and
•	Increasing the quarterly cash distribution to $1.11 per unit, payable on May 14, 2010, to unitholders of record as of April 30, 2010.

FIRST-QUARTER 2010 BUSINESS-UNIT RESULTS

Natural Gas Gathering and Processing Segment

The natural gas gathering and processing segment reported first-quarter 2010 operating income of $32.2 million, compared with $39.8 million in the first quarter 2009.

First-quarter 2010 results reflect a $4.8 million net margin decrease primarily due to lower gathered volumes, primarily in the Powder River Basin in Wyoming, and a favorable contract settlement recognized in the first quarter of 2009.  Despite lower volumes gathered, natural gas volumes processed were higher, compared with the same period last year.

Operating costs were $34.4 million, compared with $31.8 million in the first quarter 2009, primarily as a result of higher employee-related costs.

Equity earnings from investments were $5.7 million, compared with $4.5 million in the first quarter 2009.

Natural gas liquids shrink, plant fuel and condensate shrink discussed in the table below refer to the Btus that are removed from natural gas through the gathering and processing

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ONEOK Partners Reports First-quarter 2010 Results;
Reaffirms 2010 Earnings Guidance

April 28, 2010

operation and does not include volumes from the partnership’s equity investments.  The following table contains margin information for the periods indicated:

	Three Months Ended
	March 31,
Operating Information	2010	2009
Percent of proceeds
Wellhead purchases (MMBtu/d)	44,586	60,496
NGL sales (Bbl/d)	5,014	5,040
Residue gas sales (MMBtu/d)	38,395	34,819
Condensate sales (Bbl/d)	1,918	2,095
Percentage of total net margin	53%	50%
Fee-based
Wellhead volumes (MMBtu/d)	1,092,061	1,163,376
Average rate ($/MMBtu)	$0.30	$0.28
Percentage of total net margin	36%	35%
Keep-whole
NGL shrink (MMBtu/d)	13,819	16,960
Plant fuel (MMBtu/d)	1,714	2,182
Condensate shrink (MMBtu/d)	1,579	1,755
Condensate sales (Bbl/d)	320	355
Percentage of total net margin	11%	15%

The natural gas gathering and processing segment is exposed to commodity price risk as a result of receiving commodities in exchange for services.  The following tables provide hedging information in the natural gas gathering and processing segment for the remainder of 2010 and for 2011:

	Nine Months Ending
	December 31, 2010
	Volumes Hedged	Average Price		Percentage Hedged
NGLs (Bbl/d) (a)	5,261	$1.04	/ gallon	68%
Condensate (Bbl/d) (a)	1,648	$1.81	/ gallon	76%
Total (Bbl/d)	6,909	$1.22	/ gallon	70%
Natural gas (MMBtu/d)	26,504	$5.60	/ MMBtu	81%
(a) - Hedged with fixed-price swaps.

	Year Ending
	December 31, 2011
	Volumes Hedged	Average Price		Percentage Hedged
NGLs (Bbl/d) (a)	902	$1.34	/ gallon	13%
Condensate (Bbl/d) (a)	596	$2.12	/ gallon	26%
Total (Bbl/d)	1,498	$1.65	/ gallon	16%
Natural gas (MMBtu/d)	16,616	$6.29	/ MMBtu	43%
(a) - Hedged with fixed-price swaps.

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ONEOK Partners Reports First-quarter 2010 Results;
Reaffirms 2010 Earnings Guidance

April 28, 2010

The natural gas gathering and processing segment currently estimates that a 1 cent per gallon decrease in the composite price of NGLs would decrease annual net margin by approximately $1.1 million.  A $1.00 per barrel decrease in the price of crude oil would decrease annual net margin by approximately $1.1 million.  Also, a 10 cent per MMBtu decrease in the price of natural gas would decrease annual net margin by approximately $1.2 million.  All of these sensitivities exclude the effects of hedging and assume normal operating conditions.

Natural Gas Pipelines Segment

The natural gas pipelines segment reported first-quarter 2010 operating income of $44.9 million, compared with $32.6 million for the first quarter 2009.

First-quarter 2010 results reflect a $9.2 million increase due to increased volumes from the Guardian Pipeline expansion and extension that was completed in February 2009 and from Midwestern Gas Transmission as a result of a new interconnection with the Rockies Express Pipeline completed in June 2009; and a $2.5 million increase from higher natural gas storage margins, primarily as a result of contract renegotiations.

Operating costs were $22.8 million, compared with $20.2 million in the first quarter 2009, primarily due to higher employee-related costs.

Equity earnings from investments were $15.1 million, compared with $16.2 million in the first quarter 2009, due to lower subscription volumes and rates on Northern Border Pipeline, in which the partnership has a 50 percent interest.

Natural Gas Liquids Segment

The natural gas liquids segment reported first-quarter 2010 operating income of $43.9 million, compared with $52.3 million for the first quarter 2009.

First-quarter 2010 results reflect a $20.0 million increase due to higher NGL volumes gathered, fractionated and transported, associated primarily with the completion of the Arbuckle Pipeline and the lateral pipelines connected to the Overland Pass Pipeline, as well as new supply connections; and a $3.0 million increase due to higher storage margins as a result of contract renegotiations.

These increases were offset by a $14.8 million decrease related to lower optimization margins due to less fractionation and transportation capacity available for optimization; and a $6.8 million decrease due to operational measurement adjustments, compared with the same period last year.

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ONEOK Partners Reports First-quarter 2010 Results;
Reaffirms 2010 Earnings Guidance

April 28, 2010

Operating costs were $41.0 million, compared with $37.6 million in the first quarter 2009, due primarily to incremental costs associated with the operation of the Arbuckle Pipeline, which was placed in service in August 2009, increased materials and supplies expense and higher employee-related costs.

Depreciation and amortization expense increased to $18.3 million for the first quarter 2010, compared with $12.7 million for the same period in 2009, due to the completion of the Arbuckle Pipeline and the lateral pipelines connected to the Overland Pass Pipeline.

Capital expenditures decreased to $15.8 million, compared with $146.2 million in the first quarter 2009, as a result of the completion of the Arbuckle Pipeline and the lateral pipelines connected to the Overland Pass Pipeline.

The Conway-to-Mont Belvieu average ethane price differential in the first quarter 2010, based on Oil Price Information Service (OPIS) pricing, was 8 cents per gallon, unchanged compared with the same period last year.

GROWTH ACTIVITIES

ONEOK Partners will invest approximately $405 million to $470 million between now and the end of 2011 for projects in the Bakken Shale in the Williston Basin in North Dakota and the Woodford Shale in Oklahoma – enabling the partnership to meet the rapidly growing needs of producers in these areas.  These projects are part of the previously announced $2.5 billion to $3.5 billion of growth projects the partnership has identified for investment between now and the end of 2015 and include:

•
Construction of a new 100 million cubic feet per day (MMcf/d) natural gas processing facility, the Garden Creek plant, in eastern McKenzie County, N.D., and related expansions that are estimated to cost between $150 million and $210 million and will double the partnership’s natural gas processing capacity in the Williston Basin.  Completion is expected in the fourth quarter of 2011.

•	An additional $200 million to $205 million during 2010 and 2011 for new well connections, expansions and upgrades to its existing natural gas gathering system infrastructure in the Bakken Shale.

•	An additional $55 million investment in 2010 and 2011 in the Woodford Shale in Oklahoma, with projects in the natural gas gathering and processing and the natural gas liquids segments.

2010 EARNINGS GUIDANCE

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ONEOK Partners Reports First-quarter 2010 Results;
Reaffirms 2010 Earnings Guidance

April 28, 2010

ONEOK Partners reaffirmed its 2010 net income guidance of $450 million to $490 million and its distributable cash flow of $580 million to $620 million.

Operating income guidance for 2010 is unchanged for all segments. In 2010, the partnership’s forecasted capital expenditures are approximately $362 million, comprised of $278 million in growth capital and $84 million in maintenance capital.

EARNINGS CONFERENCE CALL AND WEBCAST

ONEOK Partners and ONEOK management will conduct a joint conference call on Thursday, April 29, 2010, at 11 a.m. Eastern Daylight Time (10 a.m. Central Daylight Time).  The call will also be carried live on ONEOK Partners’ and ONEOK’s Web sites.

To participate in the telephone conference call, dial 866-802-4323, pass code 1446175, or log on to www.oneokpartners.com or www.oneok.com.

If you are unable to participate in the conference call or the webcast, the replay will be available on ONEOK Partners’ Web site, www.oneokpartners.com, and ONEOK’s Web site, www.oneok.com, for 30 days.  A recording will be available by phone for seven days.  The playback call may be accessed at 866-837-8032, pass code 944778.

LINK TO EARNINGS TABLES

http://www.oneokpartners.com/InvestorInformation/FinancialInformation/EarningsInformation/~/media/ONEOKPartners/EarningsTab
les/OKS_Q1_2010_Earnings_Release_TABLES_ONLY.ashx

NON-GAAP FINANCIAL MEASURES

ONEOK Partners has disclosed in this news release EBITDA and DCF amounts that are non-GAAP financial measures.  EBITDA and DCF are used as measures of financial performance.  EBITDA is defined as net income adjusted for interest expense, depreciation and amortization, income taxes and allowance equity funds used during construction.  DCF is defined as EBITDA, computed as described above, less interest expense, maintenance capital expenditures and equity earnings from investments, adjusted for cash and certain other items.

The non-GAAP financial measures described above are useful to investors because these measurements are used by many companies in the industry as a measurement of financial performance and are commonly employed by financial analysts and others to evaluate the financial performance of the partnership and to compare the financial performance of the partnership with the performance of other publicly traded partnerships within the industry.

EBITDA and DCF should not be considered an alternative to net income, earnings per unit or any other measure of financial performance presented in accordance with GAAP.

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ONEOK Partners Reports First-quarter 2010 Results;
Reaffirms 2010 Earnings Guidance

April 28, 2010

These non-GAAP financial measures exclude some, but not all, items that affect net income.  Additionally, these calculations may not be comparable to similarly titled measures of other companies.  Furthermore, these non-GAAP measures should not be viewed as indicative of the actual amount of cash that is available for distributions or that is planned for distribution for a given period, nor do they equate to available cash as defined in the partnership agreement.

Reconciliations of these non-GAAP financial measures to net income are included in the financial tables.

ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded master limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers.  Its general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 42.8 percent of the overall partnership interest.  ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act.  The forward-looking statements relate to our anticipated financial performance, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters.  We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.  The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled” and other words and terms of similar meaning.

One should not place undue reliance on forward-looking statements, which are applicable only as of the date of this news release. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.  Those factors may affect our operations, markets, products, services and prices.  In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:
•	the effects of weather and other natural phenomena on our operations, demand for our services and energy prices;
•
competition from other United States and foreign energy suppliers and transporters, as well as alternative forms of energy, including, but not limited to, solar power, wind power, geothermal energy and biofuels such as ethanol and biodiesel;

•	the capital intensive nature of our businesses;
•	the profitability of assets or businesses acquired or constructed by us;
•	our ability to make cost-saving changes in operations;
•	risks of marketing, trading and hedging activities, including the risks of changes in energy prices or the financial condition of our counterparties;
•	the uncertainty of estimates, including accruals and costs of environmental remediation;
•	the timing and extent of changes in energy commodity prices;

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ONEOK Partners Reports First-quarter 2010 Results;
Reaffirms 2010 Earnings Guidance

April 28, 2010

•
the effects of changes in governmental policies and regulatory actions, including changes with respect to income and other taxes, environmental compliance, climate change initiatives, authorized rates of recovery of gas and gas transportation costs;

•
the impact on drilling and production by factors beyond our control, including the demand for natural gas and crude oil; producers’ desire and ability to obtain necessary permits; reserve performance; and capacity constraints on the pipelines that transport crude oil, natural gas and NGLs from producing areas and our facilities;

•	difficulties or delays experienced by trucks or pipelines in delivering products to or from our terminals or pipelines;
•	changes in demand for the use of natural gas because of market conditions caused by concerns about global warming;
•	conflicts of interest between us, our general partner, ONEOK Partners GP, and related parties of ONEOK Partners GP;
•	the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control;
•
our indebtedness could make us vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantages compared with our competitors that have less debt or have other adverse consequences;

•	actions by rating agencies concerning the credit ratings of us or our general partner;
•
the results of administrative proceedings and litigation, regulatory actions and receipt of expected clearances involving the Oklahoma Corporation Commission (OCC), Kansas Corporation Commission (KCC), Texas regulatory authorities or any other local, state or federal regulatory body, including the Federal Energy Regulatory Commission (FERC);

•	our ability to access capital at competitive rates or on terms acceptable to us;
•	risks associated with adequate supply to our gathering, processing, fractionation and pipeline facilities, including production declines that outpace new drilling;
•	the risk that material weaknesses or significant deficiencies in our internal control over financial reporting could emerge or that minor problems could become significant;
•	the impact and outcome of pending and future litigation;
•	the ability to market pipeline capacity on favorable terms, including the effects of:
-	future demand for and prices of natural gas and NGLs;
-	competitive conditions in the overall energy market;
-	availability of supplies of Canadian and United States natural gas; and
-	availability of additional storage capacity;
•	performance of contractual obligations by our customers, service providers, contractors and shippers;
•	the timely receipt of approval by applicable governmental entities for construction and operation of our pipeline and other projects and required regulatory clearances;
•
our ability to acquire all necessary permits, consents and other approvals in a timely manner, to promptly obtain all necessary materials and supplies required for construction, and to construct gathering, processing, storage, fractionation and transportation facilities without labor or contractor problems;

•	the mechanical integrity of facilities operated;
•	demand for our services in the proximity of our facilities;
•	our ability to control operating costs;
•	acts of nature, sabotage, terrorism or other similar acts that cause damage to our facilities or our suppliers’ or shippers’ facilities;
•	economic climate and growth in the geographic areas in which we do business;
•	the risk of a prolonged slowdown in growth or decline in the U.S. economy or the risk of delay in growth recovery in the U.S. economy, including liquidity risks in U.S. credit markets;
•	the impact of recently issued and future accounting updates and other changes in accounting policies;
•	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political conditions in the Middle East and elsewhere;
•	the risk of increased costs for insurance premiums, security or other items as a consequence of terrorist attacks;
•
risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

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ONEOK Partners Reports First-quarter 2010 Results;
Reaffirms 2010 Earnings Guidance

April 28, 2010

•	the impact of unsold pipeline capacity being greater or less than expected;
•	the ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our state and FERC-regulated rates;
•	the composition and quality of the natural gas and NGLs we gather and process in our plants and transport on our pipelines;
•	the efficiency of our plants in processing natural gas and extracting and fractionating NGLs;
•	the impact of potential impairment charges;
•	the risk inherent in the use of information systems in our respective businesses, implementation of new software and hardware, and the impact on the timeliness of information for financial reporting;
•	our ability to control construction costs and completion schedules of our pipelines and other projects; and
•	the risk factors listed in the reports we have filed and may file with the Securities and Exchange Commission (SEC), which are incorporated by reference.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements.  Other factors could also have material adverse effects on our future results.  These and other risks are described in greater detail in Part I, Item 1A, Risk Factors, in our Annual Report.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors.  Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise. OKS-FE

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ONEOK Partners Reports First-quarter 2010 Results;
Reaffirms 2010 Earnings Guidance

April 28, 2010

ONEOK Partners, L.P. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended
	March 31,
(Unaudited)	2010	2009
	(Thousands of dollars, except per unit amounts)

Revenues	$2,204,006	$1,250,865
Cost of sales and fuel	1,942,881	997,324
Net margin	261,125	253,541
Operating expenses
Operations and maintenance	87,205	77,679
Depreciation and amortization	43,871	39,940
General taxes	9,101	11,767
Total operating expenses	140,177	129,386
Gain (loss) on sale of assets	(786)	664
Operating income	120,162	124,819
Equity earnings from investments	21,116	21,222
Allowance for equity funds used during construction	247	9,003
Other income	1,850	391
Other expense	(342)	(2,046)
Interest expense	(54,153)	(50,908)
Income before income taxes	88,880	102,481
Income taxes	(4,860)	(2,871)
Net income	84,020	99,610
Less: Net income attributable to noncontrolling interests	152	19
Net income attributable to ONEOK Partners, L.P.	$83,868	$99,591

Limited partners' interest in net income:
Net income attributable to ONEOK Partners, L.P.	$83,868	$99,591
General partner's interest in net income	(27,387)	(22,312)
Limited partners' interest in net income	$56,481	$77,279

Limited partners' net income per unit, basic and diluted	$0.57	$0.85

Number of units used in computation (thousands)	99,721	90,920

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ONEOK Partners Reports First-quarter 2010 Results;
Reaffirms 2010 Earnings Guidance

April 28, 2010

ONEOK Partners, L.P. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
	March 31,	December 31,
(Unaudited)	2010	2009
Assets	(Thousands of dollars)
Current assets
Cash and cash equivalents	$5,379	$3,151
Accounts receivable, net	451,811	624,635
Affiliate receivables	33,935	32,397
Gas and natural gas liquids in storage	219,349	217,585
Commodity imbalances	98,011	188,177
Other current assets	44,802	36,148
Total current assets	853,287	1,102,093

Property, plant and equipment
Property, plant and equipment	6,385,176	6,353,909
Accumulated depreciation and amortization	1,011,304	972,497
Net property, plant and equipment	5,373,872	5,381,412

Investments and other assets
Investments in unconsolidated affiliates	762,435	765,163
Goodwill and intangible assets	666,953	668,870
Other assets	40,822	35,721
Total investments and other assets	1,470,210	1,469,754
Total assets	$7,697,369	$7,953,259

Liabilities and partners' equity
Current liabilities
Current maturities of long-term debt	$486,931	$261,931
Notes payable	310,000	523,000
Accounts payable	519,675	694,290
Affiliate payables	16,983	21,866
Commodity imbalances	245,964	392,688
Other current liabilities	124,732	153,539
Total current liabilities	1,704,285	2,047,314

Long-term debt, excluding current maturities	2,593,157	2,822,086

Deferred credits and other liabilities	79,404	73,798

Commitments and contingencies

Partners' equity
ONEOK Partners, L.P. partners’ equity:
General partner	92,602	84,434
Common units: 65,413,677 and 59,912,777 units issued and outstanding at March 31, 2010 and December 31, 2009, respectively	1,854,011	1,561,762
Class B units: 36,494,126 units issued and outstanding at March 31, 2010 and December 31, 2009	1,361,205	1,380,299
Accumulated other comprehensive income (loss)	7,318	(22,037)
Total ONEOK Partners, L.P. partners' equity	3,315,136	3,004,458

Noncontrolling interests in consolidated subsidiaries	5,387	5,603

Total partners' equity	3,320,523	3,010,061
Total liabilities and partners' equity	$7,697,369	$7,953,259

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ONEOK Partners Reports First-quarter 2010 Results;
Reaffirms 2010 Earnings Guidance

April 28, 2010

ONEOK Partners, L.P. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS	Three Months Ended
	March 31,
(Unaudited)	2010	2009
	(Thousands of dollars)
Operating activities
Net income	$84,020	$99,610
Depreciation and amortization	43,871	39,940
Allowance for equity funds used during construction	(247)	(9,003)
Loss (gain) on sale of assets	786	(664)
Deferred income taxes	1,239	1,706
Equity earnings from investments	(21,116)	(21,222)
Distributions received from unconsolidated affiliates	21,998	25,187
Changes in assets and liabilities:
Accounts receivable	172,824	11,224
Affiliate receivables	(1,538)	4,880
Gas and natural gas liquids in storage	(1,764)	44,641
Accounts payable	(168,406)	(65,065)
Affiliate payables	(4,883)	(4,961)
Commodity imbalances, net	(56,558)	(59,078)
Accrued interest	23,045	33,555
Other assets and liabilities	(37,792)	(25,974)
Cash provided by operating activities	55,479	74,776

Investing activities
Changes in investments in unconsolidated affiliates	1,334	3,362
Capital expenditures (less allowance for equity funds used during construction)	(35,827)	(192,494)
Proceeds from sale of assets	138	1,083
Cash used in investing activities	(34,355)	(188,049)

Financing activities
Cash distributions:
General and limited partners	(132,086)	(120,932)
Noncontrolling interests	(368)	(343)
Borrowing (repayment) of notes payable, net	(213,000)	36,700
Repayment of notes payable with maturities over 90 days	-	(470,000)
Issuance of long-term debt, net of discounts	-	498,325
Long-term debt financing costs	-	(4,000)
Repayment of long-term debt	(2,983)	(2,983)
Issuance of common units, net of discounts	322,721	-
Contribution from general partner	6,820	-
Cash used in financing activities	(18,896)	(63,233)
Change in cash and cash equivalents	2,228	(176,506)
Cash and cash equivalents at beginning of period	3,151	177,635
Cash and cash equivalents at end of period	$5,379	$1,129

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ONEOK Partners Reports First-quarter 2010 Results;
Reaffirms 2010 Earnings Guidance

April 28, 2010

ONEOK Partners, L.P. and Subsidiaries
INFORMATION AT A GLANCE

	Three Months Ended
	March 31,
(Unaudited)	2010	2009
	(Millions of dollars, except as noted)
Natural Gas Gathering and Processing
Net margin	$81.3	$86.1
Operating costs	$34.4	$31.8
Depreciation and amortization	$14.7	$14.5
Operating income	$32.2	$39.8
Equity earnings from investments	$5.7	$4.5
Natural gas gathered (BBtu/d)	1,092	1,163
Natural gas processed (BBtu/d)	664	653
NGL sales (MBbl/d)	43	41
Residue gas sales (BBtu/d)	275	285
*Realized composite NGL net sales price ($/gallon)	$0.99	$0.88
*Realized condensate net sales price ($/Bbl)	$62.39	$68.45
*Realized residue gas net sales price ($/MMBtu)	$5.20	$3.58
Realized gross processing spread ($/MMBtu) (a)	$6.37	$7.43
Capital expenditures - growth	$15.5	$25.5
Capital expenditures - maintenance	$3.6	$3.3
(a) - Includes volumes for consolidated entities only.
* Includes equity volumes only.

Natural Gas Pipelines
Net margin	$78.6	$65.6
Operating costs	$22.8	$20.2
Depreciation and amortization	$10.9	$12.8
Operating income	$44.9	$32.6
Equity earnings from investments	$15.1	$16.2
Natural gas transportation capacity contracted (MMcf/d)	5,860	5,247
Transportation capacity subscribed	91%	79%
Average natural gas price Mid-Continent region ($/MMBtu)	$5.03	$3.19
Capital expenditures - growth	$2.0	$17.2
Capital expenditures - maintenance	$1.2	$0.2

Natural Gas Liquids
Net margin	$104.0	$102.6
Operating costs	$41.0	$37.6
Depreciation and amortization	$18.3	$12.7
Operating income	$43.9	$52.3
Equity earnings from investments	$0.4	$0.5
NGL sales (MBbl/d)	427	380
NGLs fractionated (MBbl/d)	492	465
NGLs transported-gathering lines (MBbl/d)	441	324
NGLs transported-distribution lines (MBbl/d)	467	445
Conway-to-Mont Belvieu OPIS average price differential
Ethane ($/gallon)	$0.08	$0.08
Capital expenditures - growth	$11.6	$140.9
Capital expenditures - maintenance	$4.2	$5.3

-more-

ONEOK Partners Reports First-quarter 2010 Results;
Reaffirms 2010 Earnings Guidance

April 28, 2010

ONEOK Partners, L.P. and Subsidiaries
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended
	March 31,
(Unaudited)	2010	2009
	(Thousands of dollars, except per unit amounts)

Reconciliation of Net Income to EBITDA and Distributable Cash Flow
Net income	$84,020	$99,610
Interest expense	54,153	50,908
Depreciation and amortization	43,871	39,940
Income taxes	4,860	2,871
Allowance for equity funds used during construction	(247)	(9,003)
EBITDA	186,657	184,326
Interest expense	(54,153)	(50,908)
Maintenance capital	(9,386)	(8,782)
Equity earnings from investments	(21,116)	(21,222)
Distributions received from unconsolidated affiliates	23,529	33,331
Other	(3,203)	(2,172)
Distributable cash flow	$122,328	$134,573

Distributions to general partner	(28,544)	(22,738)
Distributable cash flow to limited partners	$93,784	$111,835

Distributions declared per limited partner unit	$1.11	$1.08
Coverage ratio	0.85	1.14

Number of units used in computation (thousands)	99,721	90,920